EXHIBIT 99



                       Selected Information
                   Relating to the Receivables

               Ford Credit Auto Lease Trust 1995-1


Total amount of 1995 distributions to 6.00% Asset Backed
Noteholders Class A-1 allocable to principal .............$ 108,203,043.77

Total amount of 1995 distributions to 6.00% Asset Backed
Noteholders Class A-1 allocable to interest...............$   2,969,276.84

Total amount of 1995 distributions to 6.35% Asset Backed
Noteholders Class A-2 allocable to principal .............$  12,154,811.66

Total amount of 1995 distributions to 6.35% Asset Backed
Noteholders Class A-2 allocable to interest...............$  21,718,440.40

Total amount of Administrative Agent Fees
paid in 1995 to Administrative Agent......................$   4,752,923.96